Exhibit H

NOTE PURCHASE AGREEMENT

By and Among

[    ]

And

[    ]

And

ATG GLOBAL MANAGEMENT L.P.

Dated as of November 1, 2012

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2012, by and between:

(1) [                    ], a company duly incorporated and existing under the laws of British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Borrower”);

(2) [                    ], an individual holding PRC passport No. [    ] (the “Shareholder”); and

(3) ATG Global Management L.P., a partnership formed in the Cayman Islands, whose registered office is at Intertrust Cayman, PO Box 1034, 4th floor Harbour Place, 103 South Church Street, Grand Cayman, Cayman Islands, KY1-1102 (the “Lender”).

The Borrower, the Shareholder and the Lender are herein referred to each as a “Party” and collectively as the “Parties”.

RECITALS

A. The Borrower has agreed to issue and sell to the Lender, and the Lender has agreed to purchase from the Borrower, upon the terms and conditions hereinafter provider, a senior secured guaranteed note (the “Note”) in aggregate principal amount of [        ] (the “Principal Amount”).

B. In order to induce Lender to purchase the Note, (i) the Shareholder shall guarantee the payment obligations of the Borrower pursuant to this Agreement and the Note, and (ii) the Shareholder, the Borrower [and the CEO SPV (as defined below)] shall grant first-priority security interests in the Pledged Shares for the benefit of the Lender pursuant to the Security Documents (as defined below).

C. The Borrower shall use the Principal Amount solely to purchase [                    ] ordinary shares, with par value being US$0.00004 per share (the “Ordinary Shares”) of the Listco (the “Borrower’s Purchased Shares”) from certain third party sellers pursuant to the Share Purchase Agreement (as defined below).

In consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong or New York.

[“CEO SPV” means Proudview Limited, a company duly incorporated and existing under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands].

“Circular 75” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Vehicles promulgated by the SAFE on October 21, 2005.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Listco and the Subsidiaries and Operating Entities.

“Group Company” means a member of the Group.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” has the meaning given under the Note.

“Knowledge of the Shareholder” means (i) the current, actual knowledge of the Shareholder, and (ii) the knowledge that should have come to the attention of the Shareholder in the normal and customary operation of the Group (based upon (x) the Shareholder’s role as a senior executive officer of the Group and (y) a reasonable due inquiry by the Shareholder of the officers and senior employees of the Group).

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Listco” means Bitauto Holdings Limited, an exempted company duly incorporated and existing under the laws of the Cayman Islands, whose registered office is at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands.

“NYSE” means The New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and the islands of Taiwan.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NYSE and any other applicable Law regulating securities or takeover matters.

“Security Documents” means the following security documents that are to be executed and delivered in favor of the Lender: (i) a share charge in respect of 100% of the equity securities in the Borrower, in the form as set forth in Exhibit C hereto (the “Borrower Share Charge”), (ii) a share charge in respect of all the equity securities held by the Borrower in the Listco, which as of the date of this Agreement being the Borrower’s Purchased Shares, in the form as set forth in Exhibit D hereto (the “Borrower-Listco Share Charge”); [and (iii) a share charge in respect of 849,450 Ordinary Shares held by CEO SPV in the Listco, in the form as set forth in Exhibit E hereto (the “Listco Share Charge”)], and equity securities to be pledged under the Security Documents are herein collectively referred to as “Pledged Shares”.

“Share Purchase Agreements” means, collectively, those certain Share Purchase Agreements, dated November 1, 2012, by and among the Borrower or the Lender (as the case may be, as the “Purchasers”), and the “Seller” (as referred to therein), in substantially the form attached hereto as Exhibit F.

“Shareholders Agreement” means that certain shareholders agreement, by and among, the Lender, the Borrower, the Listco and the other parties thereto, in the form attached hereto as Exhibit B.

“Transaction Documents” means, collectively, this Agreement, the Note, the Security Documents, the Shareholders Agreement and any other agreements, documents or certificates delivered pursuant hereto or thereto.

1.2 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
“2012 Plan”	Section 4.1(k)(D)
“Agreement”	Preamble
“Agreements and Instruments”	Section 4.1(k)(F)
“Arbitration Notice”	Section 9.12(a)
“Authorization”	Section 4.1(d)
“Basket”	Section 8.3(a)
“Borrower”	Preamble
“Borrower’s Purchased Shares”	Recitals
“Claimant Side”	Section 9.12(b)
“Closing”	Section 3.1
“Corporate Structure Contracts”	Section 4.1(k)(H)
“Dispute”	Section 9.12(a)
“Financial Statements”	Section 4.1(k)(A)
“Governmental Licenses”	Section 4.1(k)(E)
“Guaranteed Obligations”	Section 7.1
“HKIAC”	Section 9.12(b)
“HKIAC Rules”	Section 9.12(b)
“IFRS”	Section 4.1(k)(A)
“Indemnified Party”	Section 8.2
“Indemnifying Party”	Section 8.2
“Lender”	Preamble
“Losses”	Section 8.2
“Material Adverse Effect”	Section 4.1(k)(B)
“Note”	Recitals
“Operating Entities”	Section 4.1(k)(C)
“Ordinary Shares”	Recitals
“Party” and “Parties”	Preamble
“Plans”	Section 4.1(k)(D)
“Principal Amount”	Recitals
“Respondent Side”	Section 9.12(b)
“SEC Filings”	Section 4.1(i)
“Subsidiaries”	Section 4.1(k)(C)
“Shareholder”	Preamble

1.3 Interpretation and Rules of Construction. References to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement and Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

ARTICLE II

ISSUANCE OF THE NOTE

Subject to the terms and conditions of this Agreement, at the Closing, the Borrower agrees to issue and sell the Note to the Lender against payment by the Lender to the Borrower of the Principal Amount. The Note shall be in the form of Exhibit A attached hereto.

ARTICLE III

CLOSING AND DELIVERY

3.1 Closing.

Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Note pursuant to this Agreement (the “Closing”) shall take place as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 6.2 with respect to the Closing (other than such conditions as may, by their terms, only be satisfied on the date of the Closing).

3.2 Closing Deliverables by the Borrower.

At the Closing, the Borrower shall:

(a) execute and deliver to the Lender a Note, in the form as set forth in Exhibit A hereto, reflecting the name of the Lender, a principal amount equal to the Principal Amount and the date of the Closing;

(b) deliver to the Lender a certified copy of the board resolutions (or shareholders’ resolutions if so required by its constitutional documents) of the Borrower approving this Agreement and the transactions contemplated hereunder; and

(c) deliver such other documents required to be delivered by the Borrower under Section 6.2 hereof.

3.3 Closing Deliverables by the Lender.

At the Closing, the Lender shall remit the Principal Amount to the Borrower (or to the account of the “Sellers” who are set forth in the applicable Share Purchase Agreements, on behalf of the Borrower) in accordance with wire instructions provided by the Borrower to the Lender no later than five (5) Business Days prior to the date of the Closing, in immediately available funds.

3.4 Use of Proceeds.

The Borrower shall use the proceeds from its sale and issuance of the Note solely for the purposes of funding the payment of the applicable purchase price payable to the applicable “Sellers” under the applicable Share Purchase Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Borrower and the Shareholder. The Borrower and the Shareholder hereby jointly and severally represent and warrant to the Lender, for the purpose of this Agreement and the Share Purchase Agreements, that each of the representations and warranties contained in this Section 4.1 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a) Organization, Good Standing and Qualification of the Borrower. The Borrower is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. The Borrower has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it currently conducts and proposes to conduct business. The Shareholder is of sound mind, is over the age of 18, is not suffering from a mental disability, is not bankrupt under the laws of Hong Kong, the PRC or any other jurisdiction.

(b) Authority. Each of the Borrower and the Shareholder has all requisite capacity, power and authority to enter into this Agreement and the other Transaction Documents to which it or he is party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Borrower and the Shareholder of this Agreement and the other Transaction Documents to which it or he is party and the consummation by the Borrower and the Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of the Borrower and the Shareholder. This Agreement and the other Transaction Documents to which it or he is party have been duly executed and delivered by the Borrower and the Shareholder (as the case may be) and constitute legal, valid and binding obligations of the Borrower and the Shareholder (as the case may be), enforceable against the Borrower and the Shareholder (as the case may be) in accordance with their respective terms, subject to applicable Laws.

(c) Noncontravention. The execution, delivery and performance by the Borrower and the Shareholder of this Agreement and the other Transaction Documents to which it or he is party and the consummation of the transactions contemplated hereby and thereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Borrower or the Shareholder is subject, or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Borrower or the Shareholder is a party or by which any of them is bound or to which any of their respective assets or properties are subject.

(d) Consents and Approvals. The execution, delivery and performance by the Borrower and the Shareholder of this Agreement and the other Transaction Documents to which it or he is party and the consummation of the transactions contemplated hereby and thereby do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization”) to be obtained or made by the Borrower or the Shareholder, except (i) for such Authorizations as have already been obtained or made by the Borrower or the Shareholder before the date hereof, or (ii) as otherwise explicitly provided in this Agreement.

(e) Borrower’s Share Capital. The authorized share capital of the Borrower is 50,000 ordinary shares, par value US$1.00, of which 5 shares are issued and outstanding. All of the outstanding shares of the Borrower have been duly authorized, are validly issued, fully paid and nonassessable and were issued in compliance with all applicable laws. The Shareholder is the sole and beneficial owner of such shares, free and clear of any and all Encumbrances whatsoever, and free of restrictions on transfer other than restrictions on transfer under this Agreement or the Transaction Documents. There are no outstanding options, warrants, rights (preemptive or otherwise), calls, Contracts or commitments, oral or in writing, to which the Shareholder is a party or by which the Shareholder is bounder to sell or transfer any of the shares of the Borrower, other than pursuant to the Transaction Documents. Except for the transactions contemplated hereunder, the Shareholder has not assigned, transferred, sold, distributed pledged or otherwise disposed or agreed to dispose of all or any portion, or any interest in the shares of the Borrower. The Borrower’s business is solely to act as a personal holding company for the Shareholder and to acquire and hold the Borrower’s Purchased Shares that are being purchased pursuant to the Share Purchase Agreement with the proceeds of the Note issued pursuant to this Agreement.

(f) Valid Issuance of the Note. The Note when issued as provided in this Agreement, will be duly authorized and validly issued.

(g) Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Borrower.

(h) Exempt Offering. The offer, sale and issuance of the Note as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and will not result in a violation of the qualification or registration requirements of the any applicable securities laws, and neither the Borrower nor Listco nor any of their authorized agent will take any action hereafter that would cause the loss of such exemption.

(i) SEC Filings. To the Knowledge of the Shareholder, the Listco has filed, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (all of the foregoing filed prior to the date hereof collectively, the “SEC Filings”); the SEC Filings are the only filings required of the Listco pursuant to the Securities Act or the Exchange Act for the periods covered; the SEC Filings contain a complete and accurate description of the material business of the Group; at the time of the filing thereof, each of the SEC Filings complied as to form with the requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; the Listco is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act; and as of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Filings.

(j) Disclosure. To the Knowledge of the Shareholder, the Listco has made available to the Lender all of the written information that is in the Listco’s actual possession that the Lender has requested in connection with the negotiation and execution of this Agreement. No representation or warranty of the Borrower and the Shareholder contained in this Agreement contains any untrue statement of a material fact or, to the Knowledge of the Shareholder, omits to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.

(k) Additional Representations Regarding the Listco and the Group:

(A) Financial Statements. To the Knowledge of the Shareholder, the financial statements of the Listco, including the notes thereto, included in the SEC Filings (collectively, the “Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), applied on a consistent basis throughout the periods involved. The Financial Statements fairly present the consolidated financial condition and operating results of the Listco and the Group at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(B) Absence of Changes. Since the date as of which information is given in the latest Form 20-F filed by the Listco with the SEC, except as otherwise stated therein, (A) the Listco has incurred no change that would, individually or in the aggregate, result in a material adverse effect in the business, properties, condition, financial or otherwise, or in the earnings or prospects of the Listco and the Group taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Listco or any other Group Company that would, singly or in the aggregate, result in a Material Adverse Effect, (C) there has been no dividend or distribution of any kind declared, paid or made by the Listco on any class of its share capital, (D) there has been no material adverse change in the share capital, non-current indebtedness, combined net current assets or shareholders’ equity, combined operating profit or the total or per-share amounts of (loss) profit for the period of the Listco and the Group, and (E) there has been no obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Listco or any other Group Company that would, singly or in the aggregate, result in a Material Adverse Effect to the Listco or the Group as a whole.

(C) Good Standing of the Group Companies. The Listco does not own or control, directly or indirectly, any corporation, association or entity other than (i) Bitauto Hong Kong Limited and Beijing Bitauto Internet Information Company Limited (each a “Subsidiary” and collectively the “Subsidiaries”), and (ii) Beijing C&I Advertising Company Limited, Beijing Bitauto Information Technology Company Limited, Beijing Easy Auto Media Company Limited, Beijing Brainstorm Advertising Company Limited, Beijing New Line Advertising Company Limited, Beijing Bitauto Interactive Advertising Company Limited, Beijing You Jie Information Company Limited, You Jie Wei Ye (Beijing) Culture Media Company Limited, Beijing BitOne Technology Company Limited, Beijing Bit EP Information Technology Co., Ltd., Beijing Bitcar Interactive Information Technology Co., Ltd. and Beijing Xin Chuang Interactive Advertising Co., Ltd. (each an “Operating Entity” and collectively the “Operating Entities”). Each of the Group Companies has been duly organized and is validly existing in good standing (where applicable) under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Filings and is duly qualified to transact business and is in good standing (where applicable) in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on such Group Company; and all of the issued and outstanding share capital or equity interest of each of the Group Companies has been duly authorized and validly issued, and is fully paid and non-assessable. None of the outstanding share capital or equity interest of any of the Group Companies was issued in violation of the preemptive or similar rights of any security holder of such entity. Except as disclosed in the SEC Filings, the issued and outstanding share capital or equity interest of each of Group Company is free and clear of any Encumbrance. Other than as disclosed in Schedule 4.1(k)(C) to this Agreement, as of the end of the fiscal year ended December 31, 2011, each Operating Entity constituted a “Significant Subsidiary” (as defined in Schedule 4.1(k)(C)) of the Listco.

(D) Capitalization. As of September 30, 2012, the authorized share capital of the Listco is 1,250,000,000 Ordinary Shares, of which, based upon the Listco’s registrar of members held by the Listco’s transfer agent, 41,640,890 Ordinary Shares were issued and outstanding (including 300,000 Ordinary Shares issued to the Listco’s depositary in anticipation of future exercise of the Listco’s equity awards), and all of the outstanding shares of the Listco are duly and validly authorized and issued, fully paid and nonassessable. Since December 31, 2011, the Listco has not issued any Ordinary Shares other than Ordinary Shares issued pursuant to the exercise of options granted under the Listco’s existing 2006 stock incentive plan or 2010 stock incentive plan which have been filed as exhibits to the SEC Filings (collectively, the “Plans”). As of September 30, 2012, options relating to 3,946,750 Ordinary Shares have been granted pursuant to the Plans, and 171,650 Ordinary Shares remain available for future grant pursuant to the Plans. On August 7, 2012, the Listco adopted the 2012 stock incentive plan (the “2012 Plan”) and reserved for issuance 1,908,180 Ordinary Shares under the 2012 Plan. As of the date hereof, no options or shares have been issued pursuant to the 2012 Plan, and all of such 1,908,180 Ordinary Shares remain available for future grant pursuant to the 2012 Plan.

(E) Possession of Licenses and Permits. Except as disclosed in the SEC Filings, the Listco and the Group Companies (i) possess all necessary permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate national, provincial, local or foreign regulatory agencies or bodies and (ii) have made all necessary filings required under any applicable Law, which are necessary to conduct the business currently operated by them, except where (x) the lack of such Governmental Licenses or (y) the failure to file, as applicable, would not reasonably be expected to have a Material Adverse Effect. The Listco and the Group Companies are in compliance with the terms and conditions of all such Governmental Licenses in all material aspects and all of such Governmental Licenses are valid and in full force and effect. Neither the Listco nor any of the Group Companies has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses and to the Knowledge of the Shareholder, neither the Listco nor any of the Group Companies is in violation of, or in default under any Government Licenses; except in each case which, singly or in the aggregate, if subject of an unfavorable decision, ruling or finding, would not result in a Material Adverse Effect.

(F) Absence of Existing Defaults and Conflicts. Except as otherwise described in the SEC Filings, neither the Listco nor any of the Group Companies is (A) in violation of its Organizational Documents (as defined below), (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Listco or any of the Group Companies is a party or by which it or any of them is bound, or to which any of the property or assets of the Listco or any of the Group Companies is subject (collectively, “Agreements and Instruments”), (C) in violation of any applicable law, statute, regulation, rule, judgment, order, writ or decree of any government, government instrumentality or court having jurisdiction over the Listco or any Group Companies or any of their assets, properties or operations, or (D) in breach or in default of any of the Government Licenses, except for any such default or violation respect to clauses (B), (C) and (D) as would not, individually or in the aggregate, have a Material Adverse Effect. “Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

(G) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or to the Knowledge of the Shareholder, threatened, against or affecting the Listco or any of the Group Companies, which might result in a Material Adverse Effect, or which might materially and adversely affect the properties or assets thereof; and the aggregate of all pending legal or governmental proceedings to which the Listco or any of the Group Companies is a party or of which any of their respective property or assets is the subject which are not described in the SEC Filings, including ordinary routine litigation incidental to the business, would not result in a Material Adverse Effect.

(H) Contractual Arrangement. To the Knowledge of the Shareholder, the description of the corporate structure of the Listco and the various contracts among the Listco and any of the Group Companies or any of their respective shareholders, as the case may be, (each a “Corporate Structure Contract” and collectively the “Corporate Structure Contracts”), as set forth in the SEC Filings is true and accurate in all material respects and nothing has been omitted from such description in the SEC Filings which would make it misleading in any material respect; there is no other material agreement, contract or other document relating to the corporate structure of the Listco and the Group Companies which has not been previously disclosed or made available to the Lender and, to the extent material to the Listco, disclosed in the SEC Filings; each Corporate Structure Contract is in full force and effect and none of the parties thereto is in breach or default in the performance of any of the terms or provisions of such Corporate Structure Contract, except for any such breach or default which, individually or in aggregate, would not result in a Material Adverse Effect; none of the parties to any of the Corporate Structure Contracts has sent or received any communication regarding termination of, or intention not to renew, any of the Corporate Structure Contracts, and no such termination or non-renewal has been threatened or is being contemplated or anticipated by any of the parties thereto.

(I) Payment of Taxes. To the Knowledge of the Shareholder, the Listco and the Group Companies have filed all tax returns that are required to have been filed by them pursuant to applicable federal, state, national, provincial, local and non-U.S. tax law, and have paid all taxes shown to be due on such returns or pursuant to any assessment received by the Listco and the Group Companies, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided; the charges, accruals and reserves on the books of the Listco in respect of any income and corporation tax liability for any years not finally determined are reasonably adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except for any such inadequacy, which, individually or in aggregate, would not result in a Material Adverse Effect.

(J) Business Practices. To the Knowledge of the Shareholder, none of the Listco, the Group Companies and the Listco’s and such Group Companies’ respective directors, officers, employees, representatives or agents has offered, promised, authorized or made, directly or indirectly, (A) any unlawful payments or (B) payments or other inducements (whether lawful or unlawful) to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage of the Listco; or violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption Laws, or made any unlawful bribe, payoff, influence payment, kick back, payment or rebate.

4.2 Representations and Warranties of the Lender. The Lender represents and warrants to the Borrower that each of the representations and warranties contained in this Section 4.2 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a) Organization, Good Standing and Qualification. The Lender is duly organized, validly existing and in good standing under the law of its jurisdiction of formation.

(b) Authority. The Lender has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Lender of this Agreement and the consummation by the Lender of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Lender. This Agreement has been duly executed and delivered by the Lender and constitutes legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with their respective terms, subject to applicable Law.

(c) Noncontravention. The execution, delivery and performance by the Lender of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Lender is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Lender is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Lender’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d) Consents and Approvals. The execution, delivery and performance by the Lender of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any Authorizations to be obtained or made by the Lender, except (i) for such Authorizations as have already been obtained or made by the Lender before the date hereof, or (ii) as otherwise explicitly provided in this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Affirmative Covenants. So long as the Note shall remain outstanding, each of the Shareholder and the Borrower shall:

(a) cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of the Borrower; and

(b) take all other necessary actions as may be required or advisable to permit the consummation of the transaction contemplated under this Agreement and any other Transaction Documents.

5.2 Negative Covenants. The Shareholder and the Borrower, jointly and severally covenant that, so long as the Note shall remain outstanding:

(a) the Shareholder and the Borrower shall not sell, transfer or convey or otherwise dispose of any of the Borrower’s assets or properties (other than the pledge of the Pledged Shares pursuant to the Security Documents), except in connection with a “Permitted Prepayment” (as described below), and any purported sale, transfer or disposal in violation of the foregoing sentence without prior written consent of the Lender shall be null and void;

(b) the Borrower shall not conduct any business whatsoever, other than solely acting as a personal holding company for the Shareholder and to hold the Borrower’s Purchased Shares that are being purchased pursuant to the Share Purchase Agreement with the proceeds of the Note issued pursuant to this Agreement;

(c) neither the Shareholder nor the Borrower shall liquidate, dissolve or wind up the Borrower;

(d) neither the Shareholder nor the Borrower shall create, incur, assume or guarantee or be liable for (contingently or otherwise) any indebtedness by the Borrower (other than the indebtedness incurred under this Agreement and the Note); or

(e) neither the Shareholder nor the Borrower shall create, incur, assume or suffer to exist any Encumbrances of any kind on any of the Borrower’s assets or properties (other than the pledge of the Pledged Shares pursuant to the Security Documents).

5.3 Permitted Prepayment. Notwithstanding Section 5.2 above, in connection with any “Permitted Prepayment” (as expressly contemplated by Section 2(d) of the Note), the Borrower shall be entitled to sell such portion of the Borrower’s Purchased Shares that are subject to the Borrower-Listco Share Charge to the extent necessary to allow for the Permitted Prepayment. In the event of such Permitted Prepayment, the Lender shall cooperate with the Borrower and take all necessary steps to permit the Borrower to effect such sale of the portion of the Borrower’s Purchased Shares that is required to effect the Permitted Prepayment to the Lender by releasing such shares from the Borrower-Listco Share Charge; provided that the remaining balance of the Borrower’s Purchased Shares that is not sold to finance the Permitted Prepayment would remain subject to the Borrower-Listco Share Charge.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Borrower. The obligations of the Borrower to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Borrower.

(a) Representations and Warranties. All representations and warranties made by the Lender in Section 4.2 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b) Performance of Obligations. The Lender shall each have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or at the Closing.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Group to dispose of all or a material portion of the business or assets of the Group as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d) Compliance Certificate. The Lender shall have delivered to the Borrower and the Shareholder a certificate, executed by an authorized signatory of the Lender, dated as of the date of the Closing, certifying that the conditions set forth in Section 6.1(a) and Section 6.2(b) have been satisfied.

(e) Concurrent Closing under the Share Purchase Agreements. All conditions to closing under the Share Purchase Agreements have been satisfied or otherwise waived by the competent party thereunder and the closings under the applicable Share Purchase Agreements and the Closing hereunder shall concurrently take place.

6.2 Conditions to Obligations of Lender. The obligations of the Lender to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by such Lender.

(a) Representations and Warranties. All representations and warranties made by the Borrower and the Shareholder in Section 4.1 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b) Performance of Obligations. The Borrower shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Group to dispose of all or a material portion of the business or assets of the Group as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d) No Material Adverse Effect. There shall not have been any Material Adverse Effect that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, assets, Liabilities of the Group.

(e) Compliance Certificate. The Borrower shall have delivered to the Lender a certificate, executed by an authorized signatory of the Borrower, dated as of the date of the Closing, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied.

(f) Significant Subsidiary. The Borrower and the Shareholder shall have delivered to the Lender a written supplement required under Schedule 4.1(k)(C) to this Agreement.

(g) Consents. The Borrower shall have obtained any and all Authorizations necessary or appropriate for consummation of the issuance and sale of the Note on or prior to the date of the Closing, all of which shall be in full force and effect.

(h) Concurrent Closing under the Share Purchase Agreements. All conditions to closing under the Share Purchase Agreements have been satisfied or otherwise waived by the competent party thereunder and the closings under the applicable Share Purchase Agreements and the Closing hereunder shall concurrently take place.

(i) Other Transaction Documents. The Borrower, the Shareholder [and CEO SPV] (as applicable) shall, together with all of the other relevant parties, have duly executed and delivered to the Lender the other Transaction Documents.

(j) Other Closing Deliveries. The Borrower shall have delivered the other closing deliveries set forth in Section 3.2.

ARTICLE VII

GUARANTEE AND SECURITY

7.1 Guarantee. In addition to any other security created in favor of the Lender, the Shareholder hereby irrevocably, absolutely, and unconditionally guarantee to the Lender (i) the prompt, complete, and full payment when due, and no matter how the same shall become due, of the obligations of the Borrower under this Agreement and the Note, including all principal, all interest thereon and all other sums payable thereunder; and (ii) the performance of all the other obligations of the Borrower in this Agreement and the Note (the “Guaranteed Obligations”). If and whenever the Borrower defaults for any reason in the performance of any of the Guaranteed Obligations in any respect, the Shareholder shall forthwith upon demand unconditionally perform, (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard of which such default has been made in accordance with this Agreement and so that the Investor receives the same benefits as the Investor would have received if the Guaranteed Obligation had been duly performed and satisfied in such material respect by the Borrower.

7.2 General

(a) The guarantee provided by the Shareholder hereunder is a continuing guarantee and remains in force until all the Guaranteed Obligations have been performed or satisfied.

(b) The guarantee provided by the Shareholder hereunder is independent of, without prejudice to and not in substitution for or affected by any rights or security which the Investor may now or after have or hold for the performance and observance of the Guaranteed Obligations.

(c) The liabilities of the Shareholder under this Agreement (i) shall not be released or diminished by any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance or any other fact or circumstance other than a specific written waiver, and (ii) shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

(d) Any amounts payable under the guarantee hereunder shall be paid in full on demand without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise).

(e) The guarantee provided by the Shareholder hereunder is a principal obligation and is not to be treated as ancillary or collateral to another right or obligation.

(f) The guarantee provided by the Shareholder hereunder shall be binding upon the Shareholder and his permitted assigns.

7.3 Security. In order to secure the Borrower’s obligations under this Agreement and the Note and the Shareholder’s obligations under this Agreement, at the Closing, the Borrower, the Shareholder [and CEO SPV] (as applicable) will execute and deliver to the Lender the Security Documents.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) Notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of any representation or warranty made by or on behalf of the Parties, all representations and warranties contained in this Agreement or any certificate delivered in connection herewith shall be deemed to be material and to have been relied upon by the Parties.

(b) All such representations and warranties set forth in Section 4.1(a)-(h) and Section 4.2(a)-(d) shall survive the Closing and shall remain in full force and effect until the earlier of (x) the date when the total Indebtedness under the Note has been fully paid off, or (y) the expiration of the applicable statute of limitations if any, and will thereafter expire, together with any associated rights of any Indemnified Party (as defined below) under this Article VIII or otherwise.

(c) All such representations and warranties set forth in Section 4.1(i)-(k) shall survive for one (1) year following the Closing and will thereafter expire, together with any associated rights of any Indemnified Party (as defined below) under this Article VIII or otherwise.

(d) Notwithstanding the foregoing, the expiration of relevant representations and warranties shall not affect the rights of any Indemnified Party under Article VIII or otherwise to seek recovery of Losses arising out of any fraud or intentional misrepresentation, and further, if a claim for indemnification has been timely made pursuant to Section 8.4 prior to the expiration of the relevant representations and warranties (as described in Section 8.1(b) or (c), as applicable), the Indemnified Parties shall be entitled to proceed with such claim and seek recovery of Losses as to be finally determined in accordance with Section 9.12.

(e) The covenants and agreements of any Party contained in this Agreement shall survive the Closing until they are terminated, whether by performance thereof, their express terms or as a matter of applicable Law.

8.2 Indemnification by the Borrower and the Shareholder. Each of the Borrower and the Shareholder (each an “Indemnifying Party”, and together, the “Indemnifying Parties”) agrees to, jointly and severally, defend and hold harmless the Lender, its managers, partners, directors, officers, members, employees, attorneys, accountants, agents and representatives, and its heirs, successors, and permitted assigns (each an “Indemnified Party”, and together, the “Indemnified Parties”) from and against all liabilities, losses, and damages, together with all reasonable and documented out-of-pocket costs and expenses related thereto (including, without limitation, reasonable and documented out-of-pocket legal and accounting fees and expenses) (“Losses”) based upon or arising out of, or otherwise in connection with (a) any material inaccuracy or breach of any representation and warranty of an Indemnifying Party herein, or (b) any material breach of any covenant and agreement of an Indemnifying Party under this Agreement, the Note or any Security Document.

8.3 Limitation to Borrower and Shareholder’s Liability. Notwithstanding anything to the contrary in this Agreement:

(a) the Indemnifying Parties shall not have liability under Section 8.2 above for breaches of representations or warranties unless the aggregate amount of Losses suffered or incurred by the Indemnified Parties thereunder exceeds US$100,000 (the “Basket”), in which case the Indemnifying Parties shall be liable only for the Losses in excess of the Basket pursuant to Section 8.2(a); and

(b) the maximum aggregate liability of the Indemnifying Parties in respect of Losses of the Indemnified Parties pursuant to Section 8.2(a) shall be subject to a cap not exceeding (i) the total Indebtedness under the Note plus (ii) any reasonable out-of-pocket expenses that have been properly incurred by the Indemnified Parties to recover Losses.

8.4 Notice of Claims; Procedures. If an Indemnified Party makes any claim against any Indemnifying Party for indemnification under this Article VIII, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim. If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) Business Days from receipt of such claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. In the event of any claim or demand asserted against an Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within twenty (20) Business Days after receipt from the Indemnified Party of such claim or demand, indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. If the Indemnifying Party assumes the defense, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing. If the Indemnifying Party elects not to assume the defense or fails to make such an election within the twenty (20) Business Day period, or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any other Party in order to effectuate the transactions contemplated hereby.

9.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.3 Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

9.4 Confidentiality. Except as may be required by law, none of the Parties shall disclose to any third party the terms and conditions of this Agreement or the transactions contemplated hereby without the prior approval of the other Parties hereto. In the event of disclosure required by law, including, without limitation, by the United States securities laws, the disclosing party shall use all reasonable efforts and provide all reasonable cooperation to obtain confidential treatment of the materials or a protective order.

9.5 Assignment. The Lender may assign any or all of its rights and delegate or transfer any or all of its duties and obligations under this Agreement and the Note to any third parties; provided, however, that the Lender shall not assign any of its rights or delegate or transfer any of its duties or obligations under this Agreement or the Note to any direct competitor of the Listco in the PRC without the written consent of the Borrower; provided, further, that if the Lender assigns any of its rights under the Note to any third party who is not an affiliate of the Lender or who is a direct competitor of the Listco in the PRC, the repurchase rights set forth in Article VI of the Shareholders Agreement shall automatically terminate with respect to such portion of the Note that has been assigned. For the avoidance of doubt, any transfer of any Borrower Purchased Shares for the purpose enforcing a security interest under the Security Documents or any pledge of the Note (or the grant of any other security interests in respect of the Note) by the Lender to any third party shall not constitute an assignment for purposes of such automatic termination. No other Party to this Agreement may otherwise assign any of its rights or delegate or transfer any of its duties or obligations hereunder without the express prior written consent of the Lender. Any purported assignment in violation of the foregoing sentences shall be null and void.

9.6 Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

9.7 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

9.9 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.10 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this 9.10). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to the Borrower or the Shareholder:

Address:	[ ]
Attention:	[ ]
Facsimile:	[ ]

(b)	If to the Lender:

Address:	AutoTrader Group, Inc. 3003 Summit Boulevard Atlanta, Georgia 30319

Attention:	General Counsel
Facsimile:	(404) 568-7412

with copies to (which shall not constitute notice):

Address:	AutoTrader Group, Inc. c/o Cox Enterprises Inc. 6205 Peachtree Dunwoody Road Atlanta, Georgia 30328

Attention:	General Counsel
Facsimile:	(678) 645-1829

9.11 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

9.12 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof (each, a “Dispute”), shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator, whom shall be mutually agreed to by the Parties, and if the Parties cannot so agree on such arbitrator within ten (10) Business Days of the commencement of the arbitration proceedings, three (3) arbitrators shall be appointed. In such case, one arbitrator shall be nominated by the Party or Parties, as the case may be, commencing the arbitration proceedings (the “Claimant Side”), and one arbitrator shall be nominated by the respondent or respondents, as the case may be, to the proceedings (the “Respondent Side”), and if either the Claimant Side or the Respondent Side shall fail to nominate its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC shall appoint the third arbitrator. The third arbitrator shall be the presiding arbitrator. The Parties shall use commercially reasonable efforts to appoint arbitrators who are qualified to practice law in the State of New York.

(c) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 9.12, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 9.12 shall prevail.

(d) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(e) The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing.

(f) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of the State of New York (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(h) Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

9.13 Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Note Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

BORROWER:

[ ]

By:
Name:	[ ]
Title:	[ ]

SHAREHOLDER:

By:
Name:	[ ]

LENDER:

By:
Name:

[Signature Page to Note Purchase Agreement]